Exhibit (10)


                    Consent of Independent Public Accountants

    The Board of Directors of American National Insurance Company and the Contract Owners of American National Variable Annuity Separate Account:

We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the Statement of Additional Information in connection with the registration on Form N-4. The audit report covering the December 31, 2003 consolidated financial statements of American National Insurance Company and subsidiaries refer to the Company's change in accounting method for goodwill during 2002.

Houston, Texas
April 23, 2004.